Tidal Trust II 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2025, relating to the financial statements and financial highlights of DGA Core Plus Absolute Return ETF, a series of Tidal Trust II, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 21, 2025